Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
    This Amended and Restated Employment Agreement (this “Agreement”) is entered into by and between Umpqua Holdings Corporation (“Parent”), Umpqua Bank (the “Company”) and [NAME] (“Executive”) effective as of April 1, 2021 (the “Effective Date”). Each of Parent, Company and Executive is herein referred to individually as a “Party” and together as the “Parties.”
    WHEREAS, the Parent or the Company and Executive are party to an existing employment agreement dated [*] (as previously amended, the “Existing Agreement”);

    WHEREAS, the Parent, Company and Executive desire to amend and restate such Existing Agreement on the terms and conditions set forth herein; and

    WHEREAS, Executive desires to continue to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Purpose; Defined Terms. This purpose of this Agreement is to amend certain terms of the Existing Agreement including to provide additional benefits to Executive, to incorporate all amendments into one document, and to restate and supersede such Existing Agreement into this Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A to this Agreement.

2.    Term. Executive shall be employed by the Company under this Agreement for a term commencing on the Effective Date and terminating on the earlier of (i) date on which Executive’s employment ends or (ii) December 31, 2024 (the “Term”). The date on which Executive’s employment ends shall be referred to herein as the “Termination Date.” Except as provided in Section 14 of this Agreement, this Agreement shall expire on the earlier of the Termination Date or the end of the Term.

3.    Position and Duties.

    3.1    Position. During the Term, Executive shall serve as [*] of the Company [and the Parent], reporting to the Chief Executive Officer. In such position, Executive will have such duties, authority and responsibilities as determined by the Chief Executive Officer or the Board of Directors. Executive will, if requested, also serve as an officer or director of any affiliate of the Company for no additional compensation.

    3.2    Place of Performance. Executive’s primary place of employment during the Term will be in the Portland, Oregon metropolitan area (Clackamas, Multnomah and Washington counties). The Parties acknowledge that Executive may be required to travel in connection with the performance of Executive’s duties hereunder.

3.3    Duties and Obligations. Executive agrees that to the best of Executive’s ability and experience, Executive will at all times loyally and conscientiously perform all of the duties and obligations required of Executive. During the Term Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the performance of such services to the Company either directly or indirectly without the consent of the Chief Executive Officer and Chief People Officer.
4.    Compensation.

    4.1    Base Salary. During the Term, the Company will pay Executive an annual base salary of $[*](“Base Salary”) in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. Executive’s Base Salary will be reviewed at least annually and may, but shall not be required to, be increased during the Term.

    4.2    Employee Benefits. During the Term, Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

    4.3    Vacation; Paid Time Off. During the Term, Executive will be entitled to twenty paid vacation days per calendar year and will receive other paid time off in accordance with the Company’s then current policies for employees.

    4.4    Incentive Compensation. Executive will be entitled to participate in the Company’s annual Senior Manager Incentive Compensation Plan (“Incentive Plan”) with a target annual bonus set as a percentage of Executive’s annual Base Salary, subject to the terms of the Incentive Plan as revised from time to time. As of the Effective Date, Executive’s target percentage is [*]%.

    4.5    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, Company policy, or stock exchange listing requirement will be subject to such deductions and clawbacks as may be required to be made pursuant to such law, government regulation, Company policy, or stock exchange listing requirement; provided, however, that no Company policy will be more restrictive than any law, government regulation or stock exchange listing requirement to which the Company is subject.

    4.6    Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder. Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (iii) not be subject to liquidation or exchange for another benefit.

5.    Termination. Subject to the requirements of this Section 5 including the notice provisions in Section 5.5, Executive’s employment may be terminated by either the Company or voluntarily by Executive at any time and for any reason. On termination of Executive’s employment during the Term, Executive will be entitled to the compensation and benefits described in this Section 5 and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates

    5.1    Termination for Cause; Voluntary Termination Without Good Reason.

        (a)    At any time during the Term, the Company may terminate Executive’s employment for Cause.

        (b)    At any time during the Term, subject to the notice requirements set forth above, Executive may terminate Executive’s employment “voluntarily” (that is, other than by Death, Disability or for Good Reason).

        (c)    Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination without Good Reason, Executive shall be entitled to receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 5.1 shall be determined in accordance with the plans, policies, and practices of the Company as then in effect; provided, that Executive shall not be entitled to any severance payments or benefits under this Agreement or any other agreement or severance plan, policy, or program of the Company (excluding any group health benefit plans). Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.

    5.2    Without Cause or for Good Reason. Executive’s employment may be terminated by Executive for Good Reason or by the Company without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Obligations and subject to Executive’s compliance with Section 6 and Section 7 of this Agreement and Executive’s execution of a release of all known and unknown claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date, Executive shall be entitled to receive continued Base Salary for one year following the Termination Date, payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly. Payment will commence no later than the second regular payroll date after ten business days following execution (and non-revocation) of the Release; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

    5.3    Death or Disability.

        (a)    Executive’s employment will terminate automatically on Executive’s death during the Term, and the Company may terminate Executive’s employment on account of Executive’s Disability.

        (b)    If Executive’s employment is terminated during the Term on account of Executive’s death or Disability, Executive (or Executive’s estate or beneficiaries, as the case may be) will be entitled to receive the Accrued Obligations.

5.4    Change in Control Termination. Notwithstanding any other provision contained herein, if Executive’s employment is terminated by Executive for Good Reason or by the Company or Parent without Cause (other than on account of Executive’s death or Disability), in each case after announcement of a proposed Change in Control or within eighteen (18) months following a Change in Control, Executive shall be entitled to receive the Accrued Obligations and subject to Executive’s compliance with Section 6 and Section 7 of this Agreement and Executive’s execution of a Release which becomes effective within 60 days following the Termination Date, Executive shall be entitled to receive the following:
    (a)    continued Base Salary for two years following the Termination Date payable in equal installments over two years in accordance with the Company’s normal payroll practices, but no less frequently than monthly. Payment will commence no later than the second regular payroll date after ten business days following execution (and non-revocation) of the Release; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;
    (b)    an amount equal to 200% of the Executive’s target annual cash incentive compensation for the fiscal year in which the Termination Date occurs (or, if greater the year in which the Change in Control occurs), which shall be paid in equal installments over two years in accordance with the Company’s normal payroll dates, but no less frequently than monthly. Payment will commence no later than the second regular payroll date after ten business days following execution (and non-revocation) of the Release; provided that, the first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed; and
        (c)    if Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (”COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Such reimbursement shall be paid to Executive on or before the 15th day of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the two year anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.4(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the Parties agree to reform this Section 5.4(c) in a manner as is necessary to comply with the ACA.

5.5    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term (other than on account of Executive’s death) will be communicated by written notice of termination (“Notice of Termination”) to the other Party in accordance with Section 11. The Notice of Termination will specify:
    (a)    the termination provision of this Agreement relied upon;
    (b)    to the extent applicable, the facts and circumstances claimed to provide a basis for termination; and
    (c)    the applicable Termination Date.
5.6    Termination Date. Executive’s “Termination Date” will be:
    (a)    if Executive’s employment terminates on account of Executive’s death, the date of Executive’s death;
(b)    if Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;

(c)     if the Company terminates Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;

(d)     if the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide Executive with a lump sum payment equal to 60 days’ Base Salary in lieu of such notice, which shall be paid in a lump sum on Executive’s Termination Date and for all purposes of this Agreement, Executive’s Termination Date shall be the date on which such Notice of Termination is delivered; and
(e)     if Executive terminates employment with or without Good Reason, the date specified in Executive’s Notice of Termination, which shall be no less than 60 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 60-day notice period by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Company.
Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A.

5.7    Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.4(c), any amounts payable pursuant to this Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.
5.8    Resignation of All Other Positions. On termination of Executive’s employment hereunder for any reason, Executive agrees to resign, effective on the Termination Date from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates.
5.9    Section 280G.
    (a)    If any payment or benefit the Executive would receive from the Company in connection with a change in control of the Company or other similar transaction (each a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this Section 5.9, be subject to the excise tax imposed by Code Section 4999 or any comparable successor provisions (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or clause (y)), after taking into account applicable federal, state, local, and foreign income and employment taxes, and the Excise Tax and any other applicable taxes (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to this Section 5.9(a), and the Reduced Amount is determined pursuant to clause (x) of this Section 5.9(a), the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the item so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
    (b)     Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
    (c)    Unless the Company and Executive otherwise agree in writing, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations (the “Accountants”). If the accounting firm so engaged by the Company as serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Accountants shall instead be a nationally recognized accounting firm selected by the Company. The Company shall use commercially reasonable efforts to cause the Accountants to provide its calculations, together with detailed supporting documentation, to both to the Company and Executive within fifteen (15) business days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. The Accountants’ determination hereunder will be final, conclusive and binding upon Executive and the Company for all purposes (and the Company will report such payments consistently and will reasonably defend such calculations).
    (d)    If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5.9(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to such clause (x)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined with respect to clause (y) of Section 5.9(a), the Executive shall have no obligation to return any portion of the Payment pursuant to this Section 5.9(d).
    (e)     For purposes of making the calculations required by this Section 5.9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
    (f)    The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this provision.
    (g)    The Company will bear all costs and expenses the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.9.
5.10    Limitation. Notwithstanding any other provision in this Agreement, the Company will not make any payment of any benefit provided for in this Agreement to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”) as the same may be amended from time to time, and if such payment is so prohibited, the Company shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.
6.    Confidential Information.
    6.1    Acknowledgment. Executive understands and acknowledges that the Company and its affiliates have invested, and continue to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of financial services. Executive understands and acknowledges that as a result of these efforts, the Company and its affiliates have created, and continue to use and create Confidential Information. This Confidential Information provides the Company and its affiliates with a competitive advantage over others in the marketplace.
    Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information and shall continue during and after Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.

6.2    Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company and its affiliates) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and its affiliates, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company or its affiliates or with the prior consent of Chief People Officer or General Counsel acting on behalf of the Company and its affiliates in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company or its affiliates, except as required in the performance of Executive’s authorized employment duties to the Company or its affiliates.
6.3    Certain Permitted Disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent not prohibited by law, Executive shall promptly provide written notice of any such order to the Company’s General Counsel.
    6.4    Permitted Communications. Nothing herein prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.
6.5    Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (”DTSA”). Notwithstanding any other provision of this Agreement:

    (a)    Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
        (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
        (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.
    (b)     If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive:

        (i) files any document containing trade secrets under seal; and

        (ii) does not disclose trade secrets, except pursuant to court order.

7.    Restrictive Covenants.
7.1    Acknowledgment; Restriction Period; Relief.

    (a)    Access to Confidential Information. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company. Executive understands and acknowledges that the services Executive provides to the Company are unique, special, or extraordinary. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

        (b)    Reasonableness of Restriction Period; Equitable Relief. Executive agrees that the Company would not have entered into this Agreement but for the agreements and covenants contained in Sections 6 and 7, and the agreements and covenants contained in Sections 6 and 7 are essential to protect the goodwill and the business of the Company. Executive acknowledges and agrees that the restrictive covenants in Sections 6 and 7 are fair and reasonable and are the result of negotiation between the Company and Executive (and Executive’s counsel, if Executive has sought the benefit of counsel). Executive further acknowledges and agrees that the covenants and obligations in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of the covenants and obligations will cause irreparable injury to the Company, for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations set forth in Sections 6 and 7 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If the Company institutes an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available, and Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.
7.2    Non-Solicitation of Customers. During Executive’s employment with the Company or its affiliates and for a period of two (2) years following the Termination Date, Executive shall not solicit any customer of the Company or of any of its affiliates for services or products then provided by the Company or any of its affiliates. For purposes of this Section, “customers” means: (i) all customers serviced by the Company or any of its affiliates at any time within twelve (12) months before the Termination Date, (ii) all customers and potential customers whom the Company or any of its affiliates, with the knowledge or participation of Executive, actively solicited at any time within twelve (12) months before the Termination Date, and (c) all successors, owners, directors, partners, and management personnel of the customers described in (i) and (ii).
7.3    Non-Solicitation of Employees. Executive recognizes that the Company’s workforce is a vital part of its business; therefore, Executive agrees that for a period of two (2)

years following the Termination Date, Executive will not directly or indirectly solicit any employee to leave his or her employment with the Company or any of its affiliates. Executive will not (i) disclose to any third party the names, backgrounds, or qualifications of any Company or any of Company’s affiliates employees or otherwise identify them as potential candidates for employment or (ii) directly or indirectly approach, recruit, interview, or otherwise solicit employees of the Company or any of its affiliates to work for any other employer. For purposes of this Section 7.4, employees include all employees working for the Company or any of its affiliates at the Termination Date.
7.4    Notification of and to Subsequent Employer. Executive agrees to give the Company, at the Termination Date, a declaration under penalty of perjury of the name of Executive’s new employer, if known, or if not known, that Executive’s subsequent employer is not known. Executive further agrees to disclose to the Company, during the period of payment of the benefit under Section 5.2 or 5.4, the name of any subsequent employer, wherever located and regardless of whether such employer is a competitor of the Company or its affiliates. Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement.
7.5    Non-Competition. During Executive’s employment with the Company and for the period of time in which Executive is entitled to payment of the benefits set forth in Section 5.2 or 5.4, up to a maximum of 18 months, Executive shall not engage in any activity as an officer, director, owner (except for an ownership of less than 3% of any publicly traded security), employee, consultant, or otherwise of a financial services company (or, to Executive’s knowledge, proposed to be) in competition with the Company or its affiliates with an office or doing business within fifty (50) miles of any office or branch of the Company or of any of its affiliates in existence at the Termination Date. Executive acknowledges that Executive was informed in writing received at least two (2) weeks before the first day of employment that a non-competition agreement is required as a condition of employment.
8.    Section 409A.
    8.1    General Compliance. It is intended that payments and benefits made or provided under this Agreement shall comply with Section 409A or an exemption thereto. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A. In the event the payment of nonqualified deferred compensation subject to Section 409A is contingent on execution of a release of claims and the designated period to execute the release of claims crosses two taxable years, payment of such nonqualified deferred compensation shall in all events always be paid in the second taxable year. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

    8.2    Specified Employees. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by Parent as in effect on the date of Executive’s separation from service (as determined in accordance with Section 409A)), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Executive under this Agreement during the sixmonth period immediately following Executive’s separation from service on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid either to Executive’s beneficiary or the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of Executive’s death.
    8.3    Separation from Service. Despite any contrary provision of this Agreement, any references to termination of employment or Termination Date shall mean and refer to the date of Executive’s “separation from service,” as that term is defined in Section 409A.
9.    Executive Severance Plan.
9.1    In General. Those provisions of this Agreement (including this Section) related to the benefits set forth in Section 5.2 and 5.4 constitute part of the terms of the Umpqua Executive Severance Plan (the “Executive Severance Plan”) with respect to Executive, and such terms and the general terms of Executive Severance Plan, if any, established by the Company shall comprise the entirety of the Executive Severance Plan as it applies to Executive. The Company intends for the Executive Severance Plan to be considered a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act (“ERISA”), and a plan which is unfunded and maintained by the Company solely for the purpose of providing benefits for a select group of management or highly compensated employees within the meaning of ERISA Regulation Section 2520.104-24. A copy of the Executive Severance Plan (if an Executive Severance Plan separate from or in addition to the terms of this Section 9 is established) will be furnished to Executive upon request.
9.2    Administration of Executive Severance Plan. The Company’s Chief Executive Officer and human resources (People Strategies) executive are each plan administrators (the “Plan Administrator”) of the Executive Severance Plan, and the Plan Administrator shall have the discretionary authority to administer and construe the terms of the Executive Severance Plan, including the authority to decide if Executive is entitled to the benefits under Section 5.2 or 5.4 of this Agreement, and the authority to determine if there is termination for Cause or Good Reason. All decisions made by the Plan Administrator under this Section 9 are final and binding upon any and all claimants and any person making a claim through or under them.
9.3    Claims Procedures. Executive may file a claim for a payment under the Executive Severance Plan by filing a written request for such a payment with the Plan Administrator. The Executive filing such a claim is herein referred to as a “Claimant.” If the Plan Administrator prescribes a form for such a claim, the claim must be filed on such form. The claim should be sent to the attention of the Plan Administrator of the Executive Severance Plan at the address set forth in Section 11.

If the Plan Administrator denies the claim, in whole or in part, the Plan Administrator shall notify Claimant within ninety (90) days of the Plan Administrator’s receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time is required, written notice of the extension shall be furnished to Claimant prior to the termination of the initial 90-day period. Such extension notice shall indicate the special circumstances and the date by which the Plan Administrator expects to issue a determination with respect to the claim. The period of the extension will not exceed 90 days beyond the termination of the original 90-day period (for a total amount of time not to exceed 180 days).
The notice of denial of Claimant’s claim shall state:
a.    the specific reasons for the denial;
b.    specific references to pertinent provisions of the Executive Severance Plan on which the denial was based;
c.    a description of any additional material or information needed for Claimant to perfect his or her claim and an explanation of why the material or information is needed; and
d.    a statement (1) that Claimant may request a review upon written application to the Plan Administrator, review or receive (free of charge) pertinent Plan documents and records, and submit issues and comments in writing, (2) that any appeal that Claimant wishes to make of the adverse determination must be in writing to the Plan Administrator within 60 days after Executive receives notice of denial of benefits, and (3) that Claimant may bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review.
The notice of denial of benefits shall specify that Claimant must forward any appeal to the Plan Administrator at the address provided in such notice. The notice may state that failure to appeal the action to the Plan Administrator in writing within the 60-day period will render the determination final, binding and conclusive.
If Claimant timely appeals to the Plan Administrator, Executive may submit in writing whatever issues and comments he or she believes to be pertinent. The Plan Administrator shall reexamine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances. The Plan Administrator shall advise Claimant in writing of:
a.    its decision on appeal;
b.    the specific reasons for the decision;
c.    the specific provisions of the Plan on which the decision is based; and
d.    Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all relevant documents and records.
Notice of the Plan Administrator’s decision shall be given within 60 days of Claimant’s written request for review, unless additional time is required due to special circumstances. In no event shall the Plan Administrator render a decision on an appeal later than 120 days after receiving a request for a review.
In the event that Claimant fails to pursue his or her administrative remedies as set forth above within the specified periods, he or she shall have no further right to the benefits subject to his or her claim and agrees by executing this Agreement that he or she shall have no right to pursue such claim in a court of law.
A Claimant must follow the claims procedures in this Section before taking any action in any other forum regarding a claim for severance under Section 9 of this Agreement. Any suit or legal action initiated by a Claimant under Section 9 of this Agreement must be brought by the Claimant no later than one (1) year following a final decision on the claim for benefits under these claims procedures. The one-year statute of limitations on suits for benefits applies in any forum where a Claimant initiates such suit or legal action. If a civil action is not filed within this period, the Claimant’s benefit claim is deemed permanently waived and abandoned.
Any other claims that arise under or in connection with Section 9 of this Agreement, even though not claims for benefits, must be filed with the Plan Administrator and are considered in accordance with these claims and appeals procedures.
For purposes of this Claims Procedure under the Executive Severance Plan, as Claimant, the Executive may act through a representative authorized in writing to act on his or her behalf, provided that such authorization is furnished to the Plan Administrator.
10.    Dispute Resolution.
    10.1    Arbitration. Except where such matters are deemed governed by ERISA and are the subject to Section 9 above, the Parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Portland, Oregon. For purposes of this Article 10, the Company and the Parent are herein referred to as a single Party, with the Executive as the other Party, and are herein together referred to as the Parties. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by then-existing rules of arbitration procedure in Multnomah County Circuit Court except as set forth herein. Instead of filing of a civil complaint in Multnomah County Circuit Court, a Party will commence the arbitration process by noticing the other Party. The Parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Multnomah County Circuit Court. If the Parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each Party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the Party selecting each attorney, subject to recovery of such fees under Section 10.2). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Multnomah County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs, and expenses in accordance with Section 10.2. There shall be no right of review in court. The arbitrator’s award may be reduced to final judgment or decree in Multnomah County Circuit Court.

    10.2    Expenses/Attorneys’ Fees. The Prevailing Party shall be awarded all costs and expenses of the proceeding, including, but not limited to, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “Prevailing Party” and the amount of costs and expenses to be awarded.
    10.3    Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved Party may seek a temporary restraining order or preliminary injunction in Multnomah County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the Party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.
11.    Notices. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed. Unless otherwise changed in writing, notice shall be properly addressed to Executive if addressed to the address of Executive on the Company’s human resources books and records at the time of mailing of such notice, and properly addressed to the Company if addressed to Umpqua Bank, 1 S.W. Columbia Street, Suite 1200, Portland, Oregon 97204, Attention: General Counsel.
12.    Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by federal ERISA, as it relates to the termination-related benefits as set forth in Section 9 above, and otherwise by the laws of the State of Oregon.
13.    Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.
14.    Survival Provision. If any benefits provided in Sections 5 of this Agreement are still owed, or claims pursuant to Section 9 are still pending, at the Termination Date or time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The noncompetition, nonsolicitation, non-raiding, confidential information, and dispute resolution provisions of this Agreement (Sections 6 through 10 and Section 12) shall survive after termination of this Agreement and shall be enforceable regardless of any claim Executive may have against the Company.
15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
16.    Entire Agreement. This Agreement, the Employee Benefit Plans and the terms of equity awards granted under Parent’s equity incentive plan constitute the sole agreement of the Parties regarding Executive’s benefits in the event of termination or Change in Control and together with the Company’s employee handbook govern the terms of Executive’s employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.

17.    Previous Agreements. This Agreement supersedes all prior oral and written agreements between Executive and the Company or any affiliates or representatives of the Company regarding the subject matters set forth herein.
18.    Waiver/Amendment. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the Party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach. This Agreement may only be amended by a writing signed by the Parties.
19.    Assignment. Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of the Company, regardless of the manner in which the successors or assigns succeed to the interests or assets of the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company, by any merger, consolidation, or acquisition where the Company is not the surviving corporation, by any transfer of all or substantially all of the Company’s assets, or by any other change in the Company’s structure or the manner in which the Company’s business or assets are held. Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.
20.    Security.
20.1    Security and Access. Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards/fobs, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of Executive’s employment, whether termination is voluntary or involuntary. Executive agrees to notify the Company promptly in the event Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

20.2    Exit Obligations. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) the Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards/fobs, identification cards, security devices, employer credit cards, network access devices, computers, tablets, cell phones, smartphones, PDAs, equipment, work product, email and voicemail messages, disks, thumb drives or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the possession or control of Executive, whether they were provided to Executive by the Company or any of its affiliates or business associates or created by Executive in connection with Executive’s employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations, and media in Executive’s possession or control.

21.    Advice of Counsel. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.
UMPQUA HOLDINGS CORPORATION
UMPQUA BANK

                    By:

                    EXECUTIVE

EXHIBIT A

DEFINED TERMS

1.“Accrued Obligations” means, at any point in time and except as expressly provided herein, any amounts to which the Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment): (i) any accrued but unpaid Base Salary in accordance with the Company’s customary payroll procedures and applicable law; (ii) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iii) such employee benefits, if any, to which Executive may be entitled under the Employee Benefit Plans as of the Termination Date; provided that in no event shall Executive be entitled to any payments in the nature of severance or termination payments, except as specifically provided herein.

2.“Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

3.“Board” shall mean the Company’s board of directors.

4.“Cause” shall mean the occurrence of one or more of the following events:

(i)     dishonest or fraudulent conduct by Executive with respect to the performance of Executive’s duties with the Company;
(ii)     conduct by Executive that materially discredits the Company or any of its affiliates or is materially detrimental to the reputation of the Company or any of its affiliates, including but not limited to conviction or a plea of nolo contendere of Executive of a felony or crime involving moral turpitude;
(iii)     Executive’s willful misconduct or gross negligence in performance of Executive’s duties, including but not limited to Executive’s refusal to comply in any material respect with the legal directives of the person to whom Executive reports, if such misconduct or negligence has not been remedied or is not being remedied to the Company’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the misconduct or negligence, has been delivered to Executive;
(iv)     Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
(v)     Executive’s willful unauthorized disclosure of Confidential Information (as defined herein);
(vi)     an order or directive from a state or federal banking regulatory agency requesting or requiring removal of Executive or a finding by any such agency that

Executive’s performance threatens the safety or soundness of the Company or any of its affiliates; or
(vii)     a material breach of Executive’s fiduciary duties to the Company or Parent if such breach has not been remedied or is not being remedied to the Company’s reasonable satisfaction within thirty (30) days after written notice, including a detailed description of the breach, has been delivered to Executive.
Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of 10 business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect. The Company may place Executive on paid leave for up to sixty (60) days while it is determining whether there is a basis to terminate Executive’s employment for Cause. For the avoidance of doubt, any such action by the Company will not constitute Good Reason.
5.“Change In Control” means the occurrence of any of the following events:

        (i)    the individuals who, as of the Effective Date, are members of the Board (“Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or publicly threatened “election contest” or other actual or publicly threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, a “Person”) other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest;
        (ii)    A Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of shares of Common Stock having 50% or more of the total number of votes that may be cast for the election of directors of the Company;
        (iii)    the consummation of a plan of reorganization, merger or consolidation involving the Parent (a “Transaction”) where either (A) the shareholders of the Parent immediately prior to such Transaction own directly or indirectly less than sixty percent (60%) of the combined voting power of the outstanding voting securities of the company resulting from such Transaction (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such Transaction or (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Transaction constitute less than a majority of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company (in addition, a “Change in Control” will occur under this prong (iii) if the conditions in both (A) and (B) occur);
        (iv)    the sale of all or substantially all of the Parent’s assets to another person; or
        (v)    the consummation of a plan of dissolution or liquidation of the Parent.
Notwithstanding anything in this Agreement to the contrary, an event, transaction or corporate action described above will not be considered a Change in Control unless the event also qualifies as a “change in control event” as defined in Treas. Reg. §1.409A-3(i)(5)(i). In addition, an event will not be considered a Change in Control unless the transaction which will result in the Change in Control closes.

6.“Code” shall mean the Internal Revenue Code of 1986, as amended.

7.“Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs and software, applications, operating systems, software design, web design, work-in-process, databases, data, records, supplier and vendor information, financial information, results, accounting information and records, legal information, marketing and advertising information, pricing information, credit information, payroll information, staffing information, personnel information, employee lists, reports, internal controls, security procedures, market studies, sales information, revenue, costs, product plans, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and results, specifications, customer and client information, customer lists, client lists, prospect lists and information of the Company and its affiliates or its businesses, or of any other person or entity that has entrusted information to the Company or its affiliates in confidence. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that, such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

8.“Disability” means that (a) Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (b) Executive is by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company, or (c) Executive has been determined to be totally disabled by the Social Security Administration. Termination of employment resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate an Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before his or her termination becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish such medical information as may be reasonably requested.

9.“Good Reason” shall mean the occurrence of any one or more of the following conditions during the Term, without Executive’s written consent:

    (i)     a material reduction of the total of (A) Executive’s Base Salary and (B) target annual cash incentive compensation opportunity, unless the reduction is in connection with, and commensurate with, reductions in the salaries and target incentive opportunities of all or substantially all similarly situated executives of the Company;

    (ii)    a requirement for Executive to relocate to a facility or location more than fifty (50) miles from Executive’s designated work location;

    (iii)    a material, adverse change in Executive’s title, authority, duties or responsibility;

    (iv)     any material breach by the Company of any material provision of this Agreement; or

        (v)     in connection with a Change in Control, the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.
Notwithstanding the foregoing, a condition described above shall not constitute Good Reason unless it is communicated by the Executive to the Company in writing within thirty (30) days of either the initial existence of such condition or when Executive first learns of the existence of such condition and it is not corrected by the Company in a manner which is reasonably satisfactory to such Executive within thirty (30) days of the Company’s receipt of such written notice. If the purported Good Reason condition is not cured within the 30-day period described in the preceding sentence, Executive may submit a written notice of termination to the Company specifying a Termination Date that is no more than sixty (60) days following the final day of the Company’s cure period. Executive will be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason if Executive fails to provide such written notice or fails to terminate his employment within the sixty (60) day period described in the preceding sentence.

10. “Section 409A” shall mean Code section 409A together with regulatory guidance promulgated thereunder, as amended from time to time.